EXHIBIT 11

STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
TRINOVA CORPORATION
(In thousands, except per share data)
                                                   Three Months Ended
                                                        March 31
                                               --------------------------
                                                  1994         1993
                                               ----------   ----------
AVERAGE SHARES OF COMMON STOCK
AND COMMON STOCK EQUIVALENTS
OUTSTANDING (NOTE A)
Average shares outstanding                         28,595       28,247
Assumed conversion of the 6 percent
 convertible debentures                             1,905           --
Net effect of dilutive stock
 options based upon treasury stock
 method using average market price                    245           49
                                                ---------   ----------
Average shares of common stock
 and common stock equivalents
 outstanding                                       30,745       28,296
                                               ==========   ==========

INCOME ATTRIBUTABLE TO COMMON STOCK (NOTE A)
Income before cumulative effect
 of change in accounting principle             $   13,274   $    5,634
After-tax eqivalent of interest expense
 on the 6 percent convertible debentures              930            -
Cumulative effect of change in
 accounting for postretirement
 benefits other than pensions, net
 of income tax benefit                                 -       (70,229)
                                              ----------    ----------
Income (loss) attributable to common stock    $   14,204    $  (64,595)
                                              ==========    ==========

Income (loss) per share
 Income before cumulative effect
  of change in accounting principle           $      .46    $      .20
 Cumulative effect of change in
  accounting for postretirement
  benefits other than pensions                         -         (2.48)
                                              ----------     ----------

Net Income (Loss) per Share                   $      .46    $    (2.28)
                                              ==========    ==========

Note A - Net income (loss) per share was computed on the average number of common shares outstanding, including common stock equivalents. In the 1994 first quarter, common stock equivalents included the assumed conversion of the Company's 6 percent convertible debentures and income used in computing income per share was increased for the after-tax equivalent of interest expense on the 6 percent convertible debentures. For the 1993 first quarter, the assumed conversion of the 6 percent convertible debentures was not included in average shares outstanding or in income used in computing income per share because the effect of the inclusion would have been anti-dilutive.

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